SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Eaton Vance Senior Income Trust

Address of Principal Business Office:
      24 Federal Street
      Boston, Massachusetts 02110

Telephone Number:    (617) 482-8260

Name and address of agent for service of process:
      Alan R. Dynner
      24 Federal Street
      Boston, Massachusetts   02110

Check Appropriate Box:
      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
      Form N-8A:   YES [X]   NO [ ]

                                  SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 23rd day of September, 1998.

                                    EATON VANCE SENIOR INCOME TRUST


                                    By: /s/ Scott H. Page
                                        -------------------
                                          Scott H. Page
                                          President and Trustee

Attest: /s/ Alan R. Dynner
        ------------------
        Alan R. Dynner
        Secretary